Exhibit 23

Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the following Registration Statements:

1)	Registration Statement (Form S-8 No. 333-87667) of City Holding Company pertaining to the 1993 Incentive Plan,

2)	Registration Statement (Form S-8 No. 333-115282) of City Holding Company pertaining to the 2003 Incentive Plan, and

3)	Registration Statement (Form S-8 No. 333-189055) of City Holding Company pertaining to the 2013 Incentive Plan;

of our report dated February 27, 2020, with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting included in this Annual Report (Form 10-K) of City Holding Company for the year ended December 31, 2019.

/s/ Crowe LLP
Louisville, Kentucky
February 27, 2020